AMENDMENT NO. 3 TO CONSULTING AGREEMENT.

B E T W E E N:

MERCURIALI LTD.

of the City of London

in the United Kingdom

(hereinafter referred to as the “Consultant”)

and

DONALD NICHOLSON

of the City of London

in the United Kingdom

(hereinafter referred to as the “Principal”)

and

ENHANCE SKIN PRODUCTS INC.

a corporation incorporated pursuant to the

laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation, Consultant and Principal are parties to a Consulting Agreement made effective March 5, 2013, Amendment No 1 to Consulting Agreement dated March 3, 2014 and Amendment No 2 to Consulting Agreement effective August 1, 2015 (collectively the “Consulting Agreement”);

AND WHEREAS Corporation and Vis Vires Group Inc. are parties to a Convertible Promissory Note dated June 19, 2015 (“The Vis Vires Promissory Note”) and a Securities Purchase Agreement dated June 19, 2015 (“The Vis Vires Securities Purchase Agreement”);

AND WHEREAS the parties hereto wish to amend the terms of the Consulting Agreement with effect from March 21, 2016 (“Effective Date”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 2.01(c) of the Consulting Agreement, is amended by deleting it and replacing it with the following:

(c) Prior to receipt of Threshhold Funding, payments required to be made under this Section 2.01 shall be made as follows:

(1)	For the period August 1, 2015 to October 31, 2015 the Corporation shall pay the Consultant the sum of thirty five thousand five hundred United States dollars (US$35,500) to be satisfied seventy percent (70%) in common shares of the Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(2)	For the period November 1, 2015 to January 31, 2016 the Corporation shall pay the Consultant for the value Services provided in that period to be satisfied seventy percent (70%) in common shares of Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(3)	For the period from February 1, 2016 the Corporation shall pay the Consultant for the value of Services provided in that period to be satisfied 70% in common shares of Corporation at the weighted average price of the new shares issued to non-related third parties after the Effective date (excluding shares issued under The Vis Vires Promissory Note) and 30% in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

The Corporation’s obligation to make payments under this Section 2.01(c) is contingent upon the Corporation receiving Threshhold Funding by April 30, 2017.

2.	Except as set out in this Amendment Agreement, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is any conflict between any provision of this Amendment Agreement and the Consulting Agreement, the terms of this Amendment Agreement shall prevail.

3.	This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby. The parties hereby irrevocably attorn to the jurisdiction of the courts of England.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the Effective Date.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.	DONALD NICHOLSON

Donald Nicholson	Samuel Asculai
Chief Executive	Chief Scientific Officer and
Chairman of the Board